Subordination and Intercreditor Agreement

This Subordination and Intercreditor Agreement (this “Agreement”) is made as of September 17, 2010, by and among Wells Fargo Preferred Capital, Inc. (together with its successors and permitted assigns, “WFPCI”), individually as a Subordinated Creditor and as Subordinated Creditor Representative (as hereinafter defined), and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (“BMO”), individually as a Senior Creditor and as Senior Creditor Representative and as Bank Agent (as hereinafter defined), Harris N.A., a national banking association (“Harris”), as Senior Creditor Collateral Agent (as hereinafter defined) for the Senior Creditors, and World Acceptance Corporation, a South Carolina corporation (together with its successors and permitted assigns, the “Borrower”).

Recitals

A.      The Borrower and BMO, as agent for the Senior Lenders hereinafter identified and defined (BMO in such capacity as agent for the Senior Lenders, and its successors and assigns in such capacity, being hereinafter referred to as the “Bank Agent”), have entered into an Amended and Restated Credit Agreement dated as of September 17, 2010 (such Amended and Restated Credit Agreement, as the same may be amended or modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Bank Credit Agreement”), pursuant to which certain banks and financial institutions from time to time party to the Bank Credit Agreement (such banks and financial institutions being hereinafter referred to collectively as the “Senior Lenders” and individually as a “Senior Lender”) have agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrower, which obligations are to be guaranteed by the Guarantors (as hereinafter defined).

B.       The Borrower may from time to time incur Hedging Liability (as such term is defined in the Bank Credit Agreement) to one or more of the Senior Lenders and their Affiliates.

C.       The Borrower and WFPCI, as administrative agent for the Subordinated Creditors hereinafter referred to, and the Subordinated Creditors, are parties to a Subordinated Credit Agreement dated as of September 17, 2010 (such Subordinated Credit Agreement, as the same may be amended or modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Subordinated Credit Agreement”), pursuant to which the Subordinated Creditors have agreed, subject to certain terms and conditions, to extend credit to the Borrower from time to time in the aggregate principal amount not to exceed $75,000,000, with the obligations of the Borrower in respect thereof to be guaranteed by the Guarantors and evidenced by notes issued by the Borrower (such note(s), and all notes issued, in whole or in part, in substitution or replacement therefor or in extension or renewal thereof, as any of the foregoing may from time to time be modified or amended, being hereinafter referred to as the “Subordinated Promissory Notes”).

D.       As an inducement to and as one of the conditions precedent to the agreement of the Senior Lenders under the Bank Credit Agreement, the Senior Lenders have required the execution and delivery of this Agreement by the Subordinated Creditors (as hereinafter defined) pursuant to which the Subordinated Creditors agree to subordinate, in right of payment and claim, on the terms set forth herein, the Subordinated Debt (as hereinafter defined) and all liens and security therefor to the Senior Debt (as hereinafter defined) and all liens and security therefor.

Now, Therefore, for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.        Definitions.

The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference.  Capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Collateral” means all assets and property of each of the Loan Parties, whether now owned or existing or hereafter created, acquired, or arising and wherever located, of every kind and description, tangible or intangible, real or personal property, or mixed, including but not limited to all accounts, chattel paper, contracts, instruments, documents, general intangibles, investment property, deposit accounts, commercial tort claims, inventory, farm products, equipment, fixtures, and other goods of whatever kind, and real estate, and all rents, issues, and profits thereof, and all proceeds and products of the foregoing and all additions and accessions thereto (including, without limitation, proceeds of any insurance policies maintained on or with respect to any of the foregoing), including without limitation all collateral pledged or secured by the Senior Debt Documents or the Subordinated Debt Documents.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collection Action” means any of the following: (a) to sue for, take, or receive from or on behalf of any Loan Party, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Loan Party with respect to any Subordinated Debt (excluding receipt of regularly scheduled payments of principal, interest, commitment fees and such other amounts to the extent not prohibited to be paid or received hereunder), (b) to initiate or participate with others in any suit, action, or proceeding against any Loan Party to (i) enforce payment of or to collect the whole or any part of any Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to any Subordinated Debt or the Collateral, (c) to demand payment of or accelerate any Subordinated Debt, (d) to exercise any put option or to cause any Loan Party to honor any redemption or mandatory prepayment obligation with respect to any Subordinated Debt, or (e) to exercise any rights or remedies with respect to the Collateral or any part thereof, including, without limitation, repossessing, selling, leasing or otherwise disposing all or any part of such Collateral, or exercising notification or collection rights with respect to all or any portion thereof, or attempting or agreeing to do so, commencing or prosecuting the enforcement with respect to such Collateral of any of the rights and remedies under any of the applicable agreements or documents to which any Subordinated Creditor is a party or applicable laws, offering or proposing to apply any Subordinated Debt as a credit on account of the purchase price for any Collateral payable by the holders of any Subordinated Debt at any public or private sale of the Collateral, appropriating, setting off, recouping or applying any part or all of such Collateral in the possession of, or coming into the possession of, any Subordinated Creditor or its agent or bailee, to such Person’s Subordinated Debt, or exercising any other rights or remedies of a secured creditor under applicable law.

“Default” means any Subordinated Default or Senior Default.

“DIP Financing” has the meaning assigned to that term in Section 3.10 hereof.

“Guarantors” means and includes all direct and indirect Subsidiaries of the Borrower, whether now existing or hereafter formed or acquired, and all other Persons now or from time to time guaranteeing all or any part of the Senior Debt or the Subordinated Debt.

“Indebtedness” means the Subordinated Debt and the Senior Debt, whether or not allowed as a claim in any Proceeding.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors; provided, however, that if any Guarantor is released from its obligations or is voluntarily dissolved or liquidated, in each case as permitted by the Senior Debt Documents and, except as otherwise provided in Section 3.19 below, the Subordinated Debt Documents, such Guarantor shall no longer constitute a Loan Party hereunder.  All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Proceeding.

“Paid in Full” or “Payment in Full” means the irrevocable termination of all commitments to extend credit that would constitute Senior Debt, the payment in full in cash of all Senior Debt (except Unasserted Obligations) up to, in the case of principal, the Senior Debt Limit, including (without limitation) principal (up to the Senior Debt Limit), premium (if any), interest, fees, costs, and expenses (including but not limited to post-petition interest, fees, costs, and expenses even if such interest, fees, costs, and expenses are not an allowed claim enforceable against any Loan Party in a bankruptcy case under applicable law).

“Permitted Expense Payments” means the payment of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees), in each case as and when due and payable on a non-accelerated basis in accordance with the terms of the Subordinated Debt Documents.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee, or other officer with similar powers or any other proceeding for the liquidation, dissolution, or other winding up of a Person.

“Reorganization Subordinated Securities” means (a) any equity securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated in right of payment to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt), and (b) any notes or other debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt), in each case to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement.

“Senior Covenant Default” means a default in the performance of any term, covenant or condition contained in any Senior Debt Document or the existence of any condition or the occurrence of any event, in each case permitting any Senior Creditor to accelerate the payment of all or any portion of the Senior Debt (whether or not any such Indebtedness is accelerated).

“Senior Covenant Default Notice” means a written notice sent by the Senior Creditor Representative to the Subordinated Creditor Representative pursuant to which the Subordinated Creditors are notified of the existence of a Senior Covenant Default.

“Senior Creditor Collateral Agent” means Harris in its capacity as collateral agent for the Senior Creditors, and its successors and assigns in such capacity.

“Senior Creditor Representative” means the Bank Agent or such other agent for the Senior Creditors appointed by the holders of at least 66 2/3% of the Senior Debt then outstanding.  With respect to any Collateral or any guarantees for the Senior Debt, the parties hereto acknowledge and agree that the Senior Creditor Collateral Agent is the designated agent of the Senior Creditors and the Secured Creditor Representative for such purposes.

“Senior Creditors” means and includes the Senior Lenders, the Bank Agent, Affiliates of the Senior Lenders to which any Hedging Liability is owed, the Senior Creditor Representative, the Senior Creditor Collateral Agent, and each and all of the holders at any time and from time to time of the Senior Debt, in each case together with their successors and assigns, and including any lender or other financial institution extending credit to refinance, in whole or in part (but, if in part, with the prior written consent of the Senior Creditor Representative), the Senior Debt then outstanding.

“Senior Debt” means (i) all “Obligations” and all “Hedging Liability,” as such terms are defined in the Bank Credit Agreement as in effect on the date hereof, including (x) all principal of and interest on all borrowings and all other credit or financial accommodations extended under the Bank Credit Agreement, (y) all fees, charges, costs, expenses (including, without limitation, court costs and attorneys’ fees), and other amounts payable under, and all other claims (including, without limitation, claims arising out of breaches of representations, warranties, or covenants) arising out of and in connection with, the Bank Credit Agreement and any other indenture, agreement, or other instrument governing the “Obligations” and “Hedging Liability,” and (z) all indebtedness, obligations, and liabilities from time to time arising in connection with any Collateral for or guaranties of the “Obligations” and “Hedging Liability” (and including in each case post-petition interest, fees, costs, and expenses even if such interest, fees, costs, and expenses are not an allowed claim enforceable against any Loan Party in a bankruptcy case under applicable law), and (ii) any and all deferrals, renewals, extensions, and refinancings of the foregoing (whether or not with the same Senior Creditors, provided that in order for any refinancing debt to be entitled to the benefits of this Agreement, the terms and conditions thereof shall not conflict with Section 2.11 or any other applicable provision of this Agreement); provided, that, without the written consent of the holders of 66 2/3% or more of the Subordinated Debt then outstanding, in no event shall the aggregate principal amount of Senior Debt (determined exclusive of the aggregate amount of any Hedging Liability) at any one time outstanding entitled to the benefits of this Agreement exceed the Senior Debt Limit.

“Senior Debt Documents” means the Bank Credit Agreement, all promissory notes (if any) issued to the Senior Lenders pursuant to the Bank Credit Agreement, all agreements creating or evidencing or otherwise setting forth the terms and conditions applicable to any Hedging Liability, all guaranties with respect to any Senior Debt, and all other documents, agreements, and instruments evidencing, securing, guaranteeing, or otherwise pertaining to all or any portion of the Senior Debt.

“Senior Debt Limit” means $350,000,000 less the amount of any permanent commitment reductions under the Bank Credit Agreement.

“Senior Default” means any Senior Payment Default or Senior Covenant Default.

“Senior Payment Default” means a default in the payment when due (whether by lapse of time, acceleration, or otherwise) of all or any portion of the Senior Debt.

“Senior Payment Default Notice” means a written notice sent by the Senior Credit Representative to the Subordinated Creditor Representative pursuant to which the Subordinated Creditors are notified of the existence of a Senior Payment Default.

“Subordinated Creditor Representative” means WFPCI or such other agent for the Subordinated Creditors appointed by the holders of 66 2/3% or more of the Subordinated Debt then outstanding.

“Subordinated Creditors” means WFPCI and all of the holders at any time and from time to time of the Subordinated Promissory Notes and the other Subordinated Debt, including any Subordinated Creditor Representative for such holders, in each case together with their successors and assigns.

“Subordinated Debt” means all obligations of the Borrower to the Subordinated Creditors evidenced by the Subordinated Promissory Notes, all obligations of the Borrower to the Subordinated Creditors arising under or in connection with the Subordinated Credit Agreement, and all other indebtedness, obligations, and liabilities now or hereafter owing by any Loan Party to the Subordinated Creditors under any of the Subordinated Debt Documents.

“Subordinated Debt Documents” means the Subordinated Promissory Notes, Subordinated Credit Agreement, all guaranties with respect to the Subordinated Debt, and all other documents, agreements, and instruments securing, guaranteeing, or otherwise creating or evidencing or otherwise setting forth the terms and conditions of all or any portion of the Subordinated Debt.

“Subordinated Default” means a default in the payment of all or any portion of the Subordinated Debt or in the performance of any term, covenant, or condition contained in any Subordinated Debt Document, in each case permitting any Subordinated Creditor to accelerate the payment of all or any portion of the Subordinated Debt (whether or not any such Indebtedness is accelerated).

“Subordinated Default Notice” means any written notice from the Subordinated Creditor Representative to the Senior Creditors or the Senior Creditor Representative pursuant to which the Senior Creditors are notified of the occurrence of a Subordinated Default.

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by a Borrower, by one or more of its Subsidiaries, or by a Borrower and/or one or more of its Subsidiaries.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

Section 2.        Debt Subordination.

2.1.       Subordination of Subordinated Debt to Senior Debt. The Loan Parties hereby covenant and agree, and the Subordinated Creditors by their acceptance of this Agreement (or by their acceptance of any of the Subordinated Debt, whether upon original issue, upon transfer or assignment, or otherwise) likewise covenant and agree, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior Payment in Full of the Senior Debt.  Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed, or guaranteed, shall be deemed to have acquired the Senior Debt in reliance upon the provisions contained in this Agreement.

2.2.        Proceedings.

(a)     Payments.  In the event of any Proceeding involving any Loan Party, (i) all Senior Debt shall be Paid in Full before any payment of or with respect to the Subordinated Debt shall be made (other than a distribution of Reorganization Subordinated Securities which the Subordinated Creditors are hereby specifically authorized to receive and retain); and (ii) any payment or distribution, whether in cash, property, or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Debt (other than a distribution of Reorganization Subordinated Securities which the Subordinated Creditors are hereby specifically authorized to receive and retain), shall be paid or delivered directly to the Senior Creditor Representative (to be applied or otherwise held as collateral security for the Senior Debt in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full, and the Subordinated Creditors irrevocably authorize, empower, and direct all receivers, trustees, liquidators, custodians, conservators, and other Persons having authority in the premises to effect all such payments and distributions.

(b)     Voting and Other Matters.  At any meeting of creditors or in the event of any Proceeding involving any Loan Party, the Subordinated Creditors shall retain the right to vote, file a proof of claim, and otherwise act with respect to the Subordinated Debt (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), provided that the Subordinated Creditors shall not take any such action which is inconsistent with the provisions of this Agreement (including, without limitation, Section 3 hereof) and shall not initiate or prosecute any claim or action in such Proceeding challenging the enforceability of the Senior Debt, this Agreement, or any Liens securing the Senior Debt.  In the event any Subordinated Creditor fails to execute, verify, deliver, and/or file any proofs of claim in respect of its Subordinated Debt in connection with any such Proceeding prior to 10 business days before the expiration of the time to file any such proof of claim, each such Subordinated Creditor hereby irrevocably authorizes, empowers, and appoints the Senior Creditor Representative as such Subordinated Creditor’s agent and attorney-in-fact to execute, verify, deliver, and file such proofs of claim and vote such claim in any Proceeding to the extent permitted by applicable law; provided the Senior Creditor Representative shall have no obligation to exercise such right or to exercise any such authority with respect to the claims of any Subordinated Creditor and, if the Senior Creditor Representative elects to exercise such authority, the Senior Creditor Representative shall give the Subordinated Creditor Representative at least one business day’s notice of its intention to do so.  The Senior Creditor Representative may exercise any such right or exercise any such authority in a manner consistent with the sole interest of the Senior Creditors and shall have no duty to take any action to maximize any Subordinated Creditor’s recovery with respect to its claims on the Subordinated Debt owing to it.

(c)      Reinstatement.  The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Creditors and the Subordinated Creditors even if all or part of the Senior Debt or the Liens securing the Senior Debt are subordinated, set aside, avoided, or disallowed in connection with any such Proceeding.  This Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

2.3.        Restrictions on Payment of Subordinated Debt.

(a)       Restricted Payments upon Senior Default.  The Subordinated Creditors shall neither be entitled to nor shall they receive or accept, and no Loan Party shall make, any payment or distribution with respect to the Subordinated Debt (whether for principal, interest, premium, or otherwise) (notwithstanding the expressed maturity or any other time for the payment of any Subordinated Debt) other than Permitted Expense Payments if, at the time of such payment or immediately after giving effect thereto:

(i)   the Subordinated Creditor Representative shall have received a Senior Payment Default Notice from the Senior Creditor Representative stating that a Senior Payment Default exists; or

(ii)   subject to the last sentence of this Section 2.3(a), the Subordinated Creditor Representative shall have received a Senior Covenant Default Notice from the Senior Creditor Representative stating that a Senior Covenant Default exists or would be created by the making of such payment and a blockage period is being invoked.

The Borrower may resume payments (and may make any payments missed due to the application of clauses (i) or (ii) above of this Section 2.3) in respect of the Subordinated Debt:

(1)   in the case of a Senior Payment Default referred to in clause (i) of this Section 2.3(a), upon a cure or waiver thereof in accordance with the terms of the Senior Debt Documents or, if the Senior Payment Default resulted in or from the acceleration of the Senior Debt, upon such acceleration being annulled or rescinded in accordance with the terms of the Senior Debt Documents; or

(2)   in the case of a Senior Covenant Default referred to in clause (ii) of this Section 2.3(a), upon the earlier to occur of (y) the cure or waiver of all such Senior Covenant Defaults identified in the Senior Covenant Default Notice in accordance with the terms of the Senior Debt Documents, and (z) the expiration of 180 days from the date on which the respective Senior Covenant Default Notice was received by the Subordinated Creditor Representative in accordance with Section 9 hereof.

Notwithstanding any provision of this Section 2.3 to the contrary:  (x) the Borrower shall not be prohibited from making, and Subordinated Creditors shall not be prohibited from receiving, payments under clause (ii) of this Section 2.3(a) for more than an aggregate of 180 days within any period of 360 consecutive days; and (y) no Senior Covenant Default existing on the date any Senior Covenant Default Notice is given pursuant to clause (ii) of this Section 2.3(a) (and with respect to which the Senior Creditor Representative had at that time actual knowledge) shall be used, unless the same shall have ceased to exist (whether by the waiver or cure thereof) for a period of at least 60 consecutive days, as a basis for any subsequent Senior Covenant Default Notice, provided that if, on the date that any Senior Covenant Default Notice is issued, the Borrower is in default of one or more of the financial covenants set forth in the Senior Debt Documents, the Senior Creditor Representative shall be permitted, subject to the other terms and conditions hereof, to use a subsequent default of the same financial covenant(s) (i.e., a default occurring during a subsequent measurement period) as the basis for the issuance of a subsequent Senior Covenant Default Notice.

(b)   Non-Applicability to Proceeding.  The provisions of this Section 2.3 shall not apply to any payment with respect to which Section 2.2 would be applicable.

2.4.        Payments Otherwise Permitted. The failure of any Loan Party to make any payment with respect to the Subordinated Debt by reason of the operation of Section 2.3 shall not be construed as preventing the occurrence of a Subordinated Default under the applicable Subordinated Debt Documents.  Nothing contained in this Section 2 or elsewhere in this Agreement or in the Subordinated Debt Documents shall prevent any Loan Party at any time, except during the pendency of any Proceeding referred to in Section 2.2 or under the conditions referred to in Section 2.3, from making payments, or prevent the Subordinated Creditors from receiving payments, at any time on account of Subordinated Debt accrued to and payable on the date of such payment; provided that such payment constitutes any of the following:

(a)  upfront commitment fee not to exceed $487,500 due under Section 3.3 of the Subordinated Credit Agreement as in effect on the date hereof;

(b)  unused fees accrued to and payable on the date of any such payment at the rate due under Section 3.1 of the Subordinated Credit Agreement as in effect on the date hereof;

(c)  interest (including default interest) on the Subordinated Promissory Notes accrued to and payable on the date of any such payment at the rate of interest thereon as provided in the relevant Subordinated Debt Documents;

(d)  mandatory principal prepayments to the extent permitted by, and subject to the terms and conditions of, Section 2.6 below;

(e)  voluntary principal prepayments to the extent permitted by, and subject to the terms and conditions of, Section 2.6 below; or

(f)   the payment of Permitted Expense Payments; or

(g)  the reimbursement of an indemnity obligation of the Loan Parties to one or more of the Subordinated Creditors pursuant to an indemnification provision of the Subordinated Debt Documents, in each case so long as no Senior Default then exists or would arise after giving effect to the payment thereof;

in each case, without giving effect to any provisions of the Subordinated Debt Documents, including any provisions permitting voluntary prepayment or requiring mandatory prepayment or redemption, which would have the effect of increasing the amount, or frequency, of any such payment.

2.5.       Restriction on Action by Subordinated Creditors.  Until the Senior Debt is Paid in Full, the Subordinated Creditors shall not, without the prior written consent of the Senior Creditor Representative, take any Collection Action with respect to the Subordinated Debt, except as expressly permitted in the following sentence or Section 2.2 or Section 3.2 hereof.  Upon the earliest to occur of:

(a)  the passage of 180  days from the date the Senior Creditor Representative shall have received in accordance with Section 9 hereof a Subordinated Default Notice from the Subordinated Creditor Representative and of its or any Subordinated Creditor’s intention to take any Collection Action with respect to any Subordinated Default described therein if such Subordinated Default shall not have been cured or waived within such period (herein, the “Standstill Period”);

(b)  acceleration of the Senior Debt;

(c)  the occurrence of any Proceeding with respect to any Loan Party or its assets; or

(d)  September 17, 2015 (or such later date to which the Maturity Date (as such term is defined in the Subordinated Credit Agreement) is extended in writing by the Borrower and the Subordinated Creditors with written notice thereof to the Senior Creditor Representative);

the Subordinated Creditors may, upon not less than 5 business days prior written notice to the Senior Creditor Representative, accelerate the Subordinated Debt or require the mandatory prepayment thereof or take any other Collection Action (other than exercising any rights or remedies with respect to any Collateral, which shall be subject to the terms and conditions of Section 3 hereof and the other terms of this Agreement, including, without limitation, Section 3.2 hereof); provided, however, that if following the acceleration of the Senior Debt as described in clause (b) above such acceleration is rescinded, then all Collection Actions taken by the Subordinated Creditors shall likewise be rescinded if such Collection Action is based solely on clause (b) above.  Such 5 business day notice may be given during the Standstill Period described in clause (a) above, provided that the Subordinated Creditors shall not be entitled to take any such actions until the expiration of such Standstill Period with respect to actions initiated pursuant to clause (a) above.  All Collection Actions taken by the Subordinated Creditors shall at all times be and remain subject to the terms of this Agreement and any and all payments and collections received by the Subordinated Creditors in respect of the Subordinated Debt pursuant to any Collection Action shall be paid over to the Senior Creditor Representative for application to the Payment in Full of the Senior Debt (whether or not then due) in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine until all Senior Debt is Paid in Full.  Notwithstanding the foregoing, but subject to the terms and conditions of this Agreement (including, without limitation, Section 3 hereof), the Subordinated Creditors may vote, file proofs of claim, and otherwise act with respect to the Subordinated Debt in any Proceeding involving any Loan Party or its assets to the extent permitted by Section 2.2 hereof.

2.6.        Restrictions on Prepayments. Except as expressly permitted below, under no circumstances shall any Loan Party be entitled to make, or the Subordinated Creditors be entitled to demand, take, receive, or retain, any voluntary or mandatory prepayments or distributions or any voluntary or mandatory repurchase or redemption of any Subordinated Debt prior to the Payment in Full of the Senior Debt. The Borrower is permitted to pay, and the Subordinated Creditors are entitled to receive and retain, voluntarily and mandatory prepayments of Subordinated Debt made under Section 2.6 of the Subordinated Credit Agreement so long as no Senior Default then exists under the Senior Debt Documents or would arise after giving effect to such prepayment (including, without limitation, compliance with all covenants set forth in Sections  8.7, 8.8, 8.10 of the Bank Credit Agreement on a pro forma basis after giving effect to such payment) and, in the case of any mandatory prepayment required under Section 2.6(b) of the Subordinated Credit Agreement, after first giving effect to any mandatory prepayment then required under the Bank Credit Agreement.  Payments received by the Subordinated Creditors after acceleration of the Subordinated Debt or the commencement of a Collection Action otherwise permitted by this Agreement shall not constitute a prohibited prepayment under this Section 2.6, provided that any and all such payments and collections received shall be subject to being paid over to the Senior Creditor Representative for application to the payment of all Senior Debt in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine until Paid in Full.

2.7.       Amendment of Subordinated Debt Documents. Until the Senior Debt is Paid in Full, and notwithstanding anything contained in the Subordinated Debt Documents to the contrary, the Subordinated Creditors shall not, without the prior written consent of the Senior Creditor Representative and the Senior Lenders constituting the Required Lenders under the Bank Credit Agreement, agree to any amendment, modification or supplement to the Subordinated Debt Documents the effect of which is to  (i) increase the maximum principal amount of the Subordinated Debt in excess of $75,000,000 or increase the rate of interest (other than increases as a result of changes to index rates of interest) on, or any fees or premium payable on, any of the Subordinated Debt (except nothing herein shall prevent the Subordinated Creditors from accruing interest at a default rate of interest to the extent contained in and permitted by the Subordinated Debt Documents as in effect on the date hereof), (ii) change any date upon which any payments of principal or interest or fees on the Subordinated Debt are due to an earlier date, (iii) add or make more restrictive any event of default or any covenant with respect to any Subordinated Debt, (iv) change any redemption or prepayment provisions of any Subordinated Debt to an earlier date or add any additional events requiring such redemption or prepayment, (v) alter the subordination provisions with respect to any Subordinated Debt, including, without limitation, subordinating the Subordinated Debt to any other debt, (vi) take or obtain any Liens securing the Subordinated Debt or any part thereof or obtain any guaranties for the Subordinated Debt or any part thereof, other than Liens on the Collateral granted by the Loan Parties in favor of the Subordinated Creditor Representative on behalf of the Subordinated Creditors under the Subordinated Debt Documents so long as the Collateral subject to such Liens also secures the Senior Debt in accordance with Section 3.5 below and any Subordinated Creditor’s Lien thereon is junior and subordinated to Liens in favor of the Senior Creditors and guarantees issued by such Guarantors so long as such Guarantors also guarantee the payment of the Senior Debt and the rights and claims of the Subordinated Creditors against such Guarantors are junior and subordinate to the rights and claims of the Senior Creditors against such Guarantors as Loan Parties hereunder, in each case subject to the terms and conditions of this Agreement; or (vii) change or amend any other term of the Subordinated Debt Documents if such change or amendment would result in a Senior Default.

2.8.       Incorrect Payments. If any payment or distribution on account of the Subordinated Debt not permitted to be made by any Loan Party or received by Subordinated Creditors under this Agreement is received by Subordinated Creditors before all Senior Debt is Paid in Full, such payment or distribution shall not be commingled with any asset of the Subordinated Creditors, shall be held in trust by the Subordinated Creditors for the benefit of the holders of the Senior Debt, and shall be promptly paid over to the Senior Creditor Representative for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine until all of the Senior Debt is Paid in Full.

2.9.        Sale Transfer, etc.  The Subordinated Creditors shall not sell, assign, pledge, dispose of, or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document (a) without giving prior written notice of such action to the Senior Creditor Representative, and (b) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Senior Creditor Representative an agreement providing for the continued subordination of the Subordinated Debt to the Senior Debt as provided herein, for the continued subordination of any Liens on the Collateral (or any interest therein) securing the Subordinated Debt to the Liens on the Collateral securing the Senior Debt, and for the continued effectiveness of all of the rights of the Senior Creditors and holders of the Senior Debt arising under this Agreement.  Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition, or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditors.

2.10.      Legends.  Until the Senior Debt is Paid in Full, the Subordinated Promissory Notes and any other Subordinated Debt Document at all times shall contain in a conspicuous manner the following legend:

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated as of September 17, 2010, among  Wells Fargo Preferred Capital, Inc., as agent for the Subordinated Creditors referred to therein, Bank of Montreal, as agent for the Senior Creditors referred to therein, and World Acceptance Corporation, to the Senior Debt described in the Subordination Agreement, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

2.11.      Modifications to Senior Debt. The Senior Creditors may at any time and from time to time without the consent of or notice to the Subordinated Creditors, without incurring liability to the Subordinated Creditors and without impairing or releasing the obligations of the Subordinated Creditors under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing, securing, guaranteeing, or otherwise relating to the Senior Debt (provided it being understood that nothing herein shall be deemed a waiver or consent by the Subordinated Creditors to any Loan Party under any Subordinated Debt Document with respect to any of the foregoing); provided that, without the written consent of the holders of 66 2/3% or more of the Subordinated Debt then outstanding, the Senior Creditors will not (a) increase the pre-default interest rates applied to the unpaid principal balance of Senior Debt from time to time outstanding by more than 2.0% per annum above the interest rate formulas currently provided for in the Bank Credit Agreement (except to the extent the Subordinated Creditors are permitted to increase their pre-default interest rates by a like amount), and the post-default interest rates applied to the unpaid principal balance of Senior Debt from time to time outstanding shall not be increased above the interest rate formulas currently provided for in the Bank Credit Agreement, (b) increase the maximum principal amount that can be borrowed under the Senior Debt Documents above the Senior Debt Limit, or (c) amend or modify the Senior Debt Documents so as to expressly restrict the payment of Subordinated Debt otherwise permitted to be paid hereunder in a manner that is more restrictive than the restrictions currently provided for herein or in the Bank Credit Agreement as in effect on the date hereof.

2.12.        Default Notices.  The Borrower shall provide the Senior Creditor Representative and the Senior Creditors with written notice promptly after the occurrence of any Subordinated Default, and shall notify the Senior Creditor Representative and the Senior Creditors in the event such Subordinated Default is cured or waived.  The Borrower shall provide the Subordinated Creditor Representative and the Subordinated Creditors with written notice promptly after the occurrence of any Senior Default, and shall notify the Subordinated Creditor Representative and the Subordinated Creditors in the event such Senior Default is cured or waived.

2.13.        Defined Rights of Creditors; Borrower Obligations Unconditional.  The provisions of this Section 2 are solely for the purpose of defining the relative rights of Subordinated Creditors and the holders of the Subordinated Debt, and the rights of the Senior Creditors and holders of Senior Debt, and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, the Loan Parties.  As between the Loan Parties and the Subordinated Creditors, nothing contained herein shall impair the unconditional and absolute obligation of the Loan Parties to the Subordinated Creditors to pay the Subordinated Debt as such Subordinated Debt shall become due and payable in accordance with the Subordinated Debt Documents.  The failure of any Loan Party to make any payment due to a Subordinated Creditor as a result of the operation of this Agreement shall not prevent the occurrence of a Subordinated Default as a result of such failure.

2.14.        Subrogation. After the Payment in Full of the Senior Debt, and prior to repayment in full of the Subordinated Debt, the Subordinated Creditors shall be subrogated to the rights of the Senior Creditors to the extent that distributions otherwise payable to the Subordinated Creditors have been applied to the Senior Debt in accordance with the provisions of Section 2 of this Agreement.  For purposes of each subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property, or securities to which the Subordinated Creditors would be entitled except for the provisions of this Agreement, and no payments pursuant to the provisions of this Agreement to the holders of the Senior Debt by the Subordinated Creditors, shall, as among any Loan Party, its creditors (other than the Senior Creditors), any guarantors of the Senior Debt or the Subordinated Debt, and the Subordinated Creditors be deemed to be a payment or distribution by such Loan Party or such guarantor to or on account of the Senior Debt.  The Senior Creditors shall have no obligation or duty to protect the Subordinated Creditors’ rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Senior Creditors be liable for any loss to, or impairment of, any subrogation rights held by the Subordinated Creditors.

Section 3.    Lien Subordination.

3.1.     Lien Subordination.  All Liens with respect to any Collateral in favor of the Subordinated Creditors or otherwise in favor of the holders of the Subordinated Debt and securing any Subordinated Debt, whether now or hereafter existing, including without limitation judgment Liens, shall be subject, subordinate and junior in all respects and at all times to the Liens with respect to such Collateral in favor of the Senior Creditors or otherwise in favor of the holders of the Senior Debt and securing the Senior Debt, whether now or hereafter existing.  The foregoing allocation of priorities shall govern the relationship of the parties with respect to the Collateral irrespective of the time or order of attachment or perfection of any of such Liens, the time or order of filing of financing statements, the acquisition of purchase money or other Liens, the time of giving or failure to give notice of the acquisition or expected acquisition of purchase money or other Liens, the rules for determining priority under the UCC or any other law or rule governing relative priorities of secured creditors, the fact that any such Liens in favor of the Senior Creditors or otherwise in favor of the holders of the Senior Debt with respect to any Collateral are (i) subordinated to any Lien securing any obligation of any Loan Party or (ii) otherwise subordinated, voided, avoided, invalidated or lapsed, or any other circumstances whatsoever.  For the purposes of the foregoing allocation of priorities, any claim of a right of set-off shall be treated in all respects as a security interest, and no claimed right of set-off shall be asserted by the Subordinated Creditors or any holder of Subordinated Debt to defeat or diminish the rights or priorities of the Lien of the Senior Creditors or of any holder of the Senior Debt provided for herein.

3.2.      No Adverse Actions by Subordinated Creditors; Acknowledgment of Senior Debt Actions.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that until the Senior Debt is Paid in Full:

(a)  they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Collateral securing the Subordinated Debt pari passu with or senior to, or to give the Subordinated Creditors or any holder of Subordinated Debt any preference or priority relative to, the Liens securing Senior Debt in favor of the Senior Creditors and the holders of the Senior Debt with respect to such Collateral;

(b)  they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of a Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of any Collateral by the Senior Creditors or any holder of Senior Debt or any other enforcement action taken by or on behalf of the Senior Creditors or any holder of Senior Debt with respect to such Collateral so long as in each instance the Senior Creditors and any holder of Senior Debt comply with applicable law;

(c)  they have no right to (i) direct the Senior Creditors or any holder of Senior Debt to exercise any right, remedy or power with respect to any Collateral or pursuant to the Senior Debt Documents or (ii) consent or object to the exercise by the Senior Creditors or any holder of Senior Debt of any right, remedy or power with respect to any Collateral (pursuant to the Senior Debt Documents or otherwise) or to the timing or manner in which any such right is exercised or not exercised (or, to the extent it may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right) so long as in each instance the Senior Creditors and any holder of Senior Debt comply with applicable law;

(d)  they will not institute any suit or other proceeding or assert in any suit, Proceeding or other proceeding any claim against the Senior Creditors or any holder of Senior Debt seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and neither the Senior Creditors nor any holder of Senior Debt shall be liable for, any action taken or omitted to be taken by the Senior Creditors or any such holder of Senior Debt with respect to the Collateral;

(e)  in the course of administering extensions of credit to the Borrower, or in exercising their rights or remedies with respect to any Senior Debt, the Senior Creditors may from time to time in their respective discretion release proceeds of receivables or other Collateral to the Loan Parties, or otherwise deal with the Collateral and any other property or assets of the Loan Parties, without in any event any notice or accounting to the Subordinated Creditors whatsoever; and

(f)  the Senior Creditors have complete discretion in, and shall not be liable in any manner to the Subordinated Creditors for, determining how, when, and in what manner the Senior Creditors administer extensions of credit to the Borrower or any other Loan Party or exercise any rights or remedies with respect to, or foreclose or otherwise realize upon, any Collateral for any Senior Debt or any other property or assets.

Without in any way limiting the foregoing, the Subordinated Creditors specifically acknowledge and agree that, until the Senior Debt is Paid in Full, subject to the terms and conditions of this Agreement, the Senior Creditors may take such action(s) as they deem appropriate to enforce the Senior Debt or any Collateral or guaranties therefor, whether or not such action is beneficial to the interest of the Subordinated Creditors. The Subordinated Creditors, and all who may claim through or under them, hereby expressly waive and release any and all rights to have the Collateral or any part thereof marshaled upon any foreclosure, sale, or other realization thereon by the Senior Creditors.  In order for the Senior Creditors to enforce their rights in the Collateral or any guaranty for the Senior Debt, there shall be no obligation on the part of the Senior Creditors at any time to resort for payment of the Senior Debt to any obligor thereon or guarantor thereof, or to any other Person, their properties or estates, or to resort to any other rights or remedies whatsoever; and the Senior Creditors shall have the right to foreclose or otherwise realize upon any Collateral or to enforce any guaranty irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

3.3.       Collection Actions with respect to Collateral by Subordinated Creditors.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that until all Senior Debt has been Paid in Full, they will not take any Collection Action with respect to any Collateral, except as expressly permitted herein.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that until the Senior Debt is Paid in Full:

(a)  they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, the Collateral; and

(b)  they will not exercise any other rights (other than the right to perfect the Liens in favor of the Subordinated Creditors as contemplated under the Subordinated Debt Documents) or remedies under the Subordinated Debt Documents with respect to any Collateral;

until after the passage of the Standstill Period (as such term is defined in Section 2.5(a) hereof); provided, however, that, notwithstanding anything herein to the contrary, in no event shall the Subordinated Creditors exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the Senior Creditor Representative or the Senior Creditors shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given by the Senior Creditor Representative (or the Senior Creditor Collateral Agent) to the Subordinated Creditor Representative).  As provided for in Sections 2.5 and 3.17 hereof, all payments and collections received by the Subordinated Creditors in respect of the Subordinated Debt or the Collateral pursuant to any Collection Action shall be paid over to the Senior Creditor Representative for application to the Senior Debt (whether or not then due) in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine (including cash collateralization of Hedging Liability) until all Senior Debt is Paid in Full.

Notwithstanding the foregoing, nothing in this Agreement (including Sections 2.5, 3.2 and 3.8 hereof) shall prevent or impair the rights of the Subordinated Creditors to: (i) enforce this Agreement, including the provisions of this Agreement relating to priority, (ii) file a claim or statement of interest with respect to the Subordinated Debt in any Proceeding that has been commenced by or against any Loan Party or otherwise defend against any action in a Proceeding to avoid its Lien on the Collateral, (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Subordinated Creditors or of the holders of the Subordinated Debt, including without limitation any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, (iv) file any proof of claim and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Subordinated Debt and the Collateral, (v) to the extent not inconsistent with this Agreement, exercise any rights or remedies available to unsecured creditors or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under the Subordinated Debt Documents, (vi) take any action (not adverse to the priority status of the Liens on the Collateral securing the Senior Debt, or the rights of any Senior Creditor to exercise any of its rights or remedies in respect thereof) in order to create, perfect, and preserve their Lien on the Collateral subject to the other terms of this Agreement, and (vii) inspect or appraise the Collateral or receive information or reports from any Loan Party concerning the Collateral, in each case pursuant to the terms of the Subordinated Debt Documents and applicable law.

3.4.  No Contesting Debt or Liens.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that they shall not directly or indirectly take any action to contest or challenge the validity, legality, enforceability, perfection or priority of any of the Senior Debt, any of the Senior Debt Documents, or any of the Liens of the Senior Creditors or of any holder of Senior Debt on any of the Collateral securing the Senior Debt. The Senior Creditors, on behalf of the holders of the Senior Debt, agree that they shall not directly or indirectly take any action to contest or challenge the validity, legality, enforceability, perfection or priority of any of the Subordinated Debt, any of the Subordinated Debt Documents, or any of the Liens of the Subordinated Creditors or of any holder of Subordinated Debt on any of the Collateral securing the Subordinated Debt.

3.5.  Legend.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that if the Subordinated Creditor Representative is not then also a Senior Creditor, upon the written request of the Senior Creditor Representative, all Subordinated Debt Documents filed against the Collateral or any part thereof, including any UCC financing statements, shall contain the following notation:  “The security interest and lien on the property referred to herein is junior and subordinate to the security interest and lien on such property in favor of Harris N.A., as Senior Creditor Collateral Agent, and/or Bank of Montreal, as the Senior Creditor Representative, and their successors and assigns, pursuant to the Subordination and Intercreditor Agreement dated as of September 17, 2010, among, Wells Fargo Preferred Capital, Inc., as agent for the Subordinated Creditors referred to therein, Harris N.A., as Senior Creditor Collateral Agent, and Bank of Montreal, as Senior Creditor Representative, World Acceptance Corporation and certain other related parties.”

3.6.  No Liens for Subordinated Debt until Grant Date; No other Liens for Subordinated Debt.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, acknowledge and agree that they shall not take or accept any Lien on the Collateral or any part thereof until the Grant Date (as such term is defined in the Subordinated Credit Agreement as in effect on the date hereof).  The parties hereto agree that until all Senior Debt has been Paid in Full, the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, shall not, without the consent of the Senior Creditor Representative, acquire or hold any Lien on any assets or property of any Loan Party securing any Subordinated Debt which assets or property are not also subject to the first priority Lien in favor of the Senior Creditors under the Senior Debt Documents.  If the Subordinated Creditors or any holder of Subordinated Debt shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets or property of any Loan Party securing any Subordinated Debt which assets or property are not also subject to the first priority Lien in favor of Senior Creditors under the Senior Debt Documents, then the Subordinated Creditors shall, notwithstanding anything to the contrary in any Subordinated Debt Document, if so requested by the Senior Creditor Representative, release such Lien.

3.7.  Insurance.  Until the Senior Debt is Paid in Full, the Senior Creditors have the sole and exclusive right to prosecute and settle any insurance claim pertaining to the Collateral in their sole discretion notwithstanding the fact that the Subordinated Creditors or any holder of the Subordinated Debt may be named as loss payee or additional insured on any insurance policies pertaining to such Collateral.  In the event that any insurance company requires the release or written confirmation as to the status of a Person’s rights to make, prosecute, adjust, or settle any insurance claim and/or to receive any insurance proceeds, the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree to promptly provide the Senior Creditor Representative with the appropriate documents reasonably requested by the relevant insurance company.

3.8.  Actions upon Breach.  If the Subordinated Creditors or any holder of Subordinated Debt, contrary to this Agreement, commences or participates in any Collection Action against any Loan Party or the Collateral, any Borrower, with the prior written consent of the Senior Creditor Representative, may interpose as a defense or dilatory plea the making of this Agreement, and the Senior Creditor Representative may intervene and interpose such defense or plea in its name or in the name of such Borrower or any other Loan Party.  Should the Subordinated Creditors or any holder of Subordinated Debt, contrary to this Agreement, in any way take, or attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to the Collateral), or fail to take any action required by this Agreement, the Senior Creditor Representative (in its own name or in the name of any Borrower or any other Loan Party) or either Borrower may obtain relief against the Subordinated Creditors or any holder of Subordinated Debt by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Subordinated Creditors, on behalf of each holder of the Subordinated Debt, that (A) the damages to the Senior Creditors, and the holders of the Senior Debt, from their actions may at that time be difficult to ascertain and may be irreparable, and (B)  the Subordinated Creditors, on behalf of each holder of the Subordinated Debt, waives any defense that any Loan Party and/or the Senior Creditors or any holder of any Senior Debt cannot demonstrate damage and/or be made whole by the awarding of damages.  Except as provided herein, if the Senior Creditors or any holder of any Senior Debt or the Subordinated Creditors or any holder of Subordinated Debt shall enforce their rights or remedies in violation of the terms of this Agreement, the Borrower shall not be entitled to use such violation as a defense to any action by the Senior Creditors or any holder of any Senior Debt or the Subordinated Creditors or any holder of Subordinated Debt, as the case may be, nor to assert such violation as a counterclaim or basis for set-off or recoupment against the Senior Creditors or any holder of any Senior Debt or the Subordinated Creditors or any holder of Subordinated Debt.

3.9.  Proceedings; Filing of Motions.  Until the Senior Debt is Paid in Full, the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that they shall not, in or in connection with any Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Creditors (including the validity and enforceability thereof) or any holder of any Senior Debt or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Subordinated Creditors may include in their claim filed in any such Proceeding a claim for post-petition interest (as provided for the Subordinated Debt Documents and permitted by applicable law) as part of the Subordinated Debt (provided the Subordinated Creditors shall not seek the payment thereof, as adequate protection or otherwise, until the Senior Debt is Paid in Full) or take such actions set forth in Section 2.2(b), the last paragraph of Section 3.2, seek adequate protection in accordance with Section 3.12, or object to any sale or disposition of Collateral not in compliance with Section 3.13.

3.10.     Proceedings; Financing Matters.  Until the Senior Debt is Paid in Full, if any Loan Party becomes subject to any Proceeding, and if the Senior Creditors or any holder of Senior Debt desires to consent (or not object) to the use of cash collateral on which the Senior Creditors or any other creditor has a Lien or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing under the Bankruptcy Code to any Loan Party by any third party (“DIP Financing”), then the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that they (a) will be deemed to have consented to, and will raise no objection to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept any form of adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 3.12 below, and (c) to the extent the Liens in favor of the Senior Creditors are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) the Liens in favor of the Subordinated Creditors or any holder of the Subordinated Debt (i) to such DIP Financing with the same terms and conditions as the Liens in favor of the Senior Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the Senior Creditors and the holders of Senior Debt, and (iii) to any “carve-out” for administrative, professional, and United States Trustee fees agreed to by the Senior Creditors or the holders of the Senior Debt.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, waive any claim they may now or hereafter have arising out of any Senior Creditor’s election, in any Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other applicable debtor relief law.

3.11.     Proceedings; Relief From the Automatic Stay.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that until the Senior Debt is Paid in Full, they will not seek relief from the automatic stay or from any other stay in any Proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the Senior Creditor Representative.

3.12.     Proceedings; Adequate Protection.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that until the Senior Debt is Paid in Full, they shall not object to, contest, or support any other Person objecting to or contesting, (i) any request by the Senior Creditors or any holder of Senior Debt for adequate protection, (ii) any objection by the Senior Creditors or any holder of Senior Debt to any motion, relief, action or proceeding based on a claim of a lack of adequate protection, or (iii) the payment of interest, fees, expenses or other amounts to the Senior Creditors or any holder of Senior Debt under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.  Notwithstanding anything contained in this Section and in Section 3.10 hereof, in any Proceeding, (x) the Subordinated Creditors may seek, support, accept or retain adequate protection (A) only if the Senior Creditors and the holders of Senior Debt are granted adequate protection that includes replacement Liens on additional collateral and superpriority claims and (B) solely in the form of (1) a replacement Lien on such additional collateral, subordinated to the Liens in favor of the Senior Creditors and such DIP Financing on the same basis as the other Liens in favor of the Subordinated Creditors are so subordinated to the Senior Debt under this Agreement subject to the “carve-out” in Section 3.9(c)(iii) above and (2) solely to the extent that the Collateral pledged or secured by the Subordinated Debt Documents has been diminished in connection with such Proceeding, superpriority claims junior in all respects to the superpriority claims granted to the Senior Creditors and the holders of the Senior Debt, and (y) in the event the Subordinated Creditors receive adequate protection, including in the form of additional collateral, then the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that the Senior Creditors shall have a senior Lien and claim on such adequate protection as security for the Senior Debt and that any Lien on any additional collateral securing the Subordinated Debt shall be subordinated to the Liens on such collateral securing the Senior Debt and any DIP Financing (and all indebtedness, obligations, and liabilities relating thereto) and any other Liens granted to the Senior Creditors or any holder of the Senior Debt as adequate protection, with such subordination to be on the same terms that the other Liens securing the Subordinated Debt are subordinated to such Senior Debt under this Agreement.

3.13.     Asset Dispositions in a Proceeding.  Neither the Subordinated Creditors nor any holder of Subordinated Debt shall, in a Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the Senior Creditors, and the Subordinated Creditors and each holder of the Subordinated Debt will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the Senior Creditors and to have released their Liens in such assets upon the consummation of such sale.

3.14.     Separate Grants of Security and Separate Classification.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, acknowledge and agree that (i) the grants of Liens pursuant to the Senior Debt Documents and the Subordinated Debt Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Subordinated Debt is fundamentally different from the Senior Debt and must be separately classified in any plan of reorganization proposed or adopted in a Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the Senior Debt and the Subordinated Debt in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all Subordinated Debt), the Senior Creditors and the holders of the Senior Debt shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs, and expenses in respect of the Senior Debt before any distribution is made in respect of the claims held by the Subordinated Creditors or any holder of Subordinated Debt, with the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, hereby acknowledging and agreeing to turn over to the Senior Creditors amounts otherwise received or receivable by them until the Senior Debt is Paid in Full.

3.15.     No Waivers of Rights of Senior Creditors.  Nothing contained herein shall prohibit or in any way limit the Senior Creditors or any holder of Senior Debt from objecting in any Proceeding or otherwise to any action taken by the Subordinated Creditors or any holder of any Subordinated Debt, including the seeking by the Subordinated Creditors or any holder of any Subordinated Debt of adequate protection or the asserting by the Subordinated Creditors or any holder of any Subordinated Debt of any of its rights and remedies under the Subordinated Debt Documents or otherwise; provided no Senior Creditor or holder of Senior Debt shall oppose or object to any claim by a Subordinated Creditor or holder of Subordinated Debt for the inclusion of post-petition interest (as provided for the Subordinated Debt Documents) as part of its Subordinated Debt claim (provided the Subordinated Creditors shall not seek the payment thereof, as adequate protection or otherwise, until the Senior Debt is Paid in Full) or for the allowance in any Proceeding for adequate protection permitted by Section 3.12.

3.16.     Other Matters.  To the extent that the Subordinated Creditors or any holder of any Subordinated Debt has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral, the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree not to assert any of such rights without the prior written consent of the Senior Creditor Representative; provided that if requested by the Senior Creditor Representative, the Subordinated Creditor, on behalf of the holders of the Subordinated Debt, shall timely exercise such rights in the manner requested by the Senior Creditor Representative, including any rights to payments in respect of such rights.

3.17.     Distributions of Proceeds of Collateral.  All realizations upon the Collateral or any part thereof (whether occurring before or after the commencement of a case under the Bankruptcy Code and including realizations resulting from sales by a Loan Party under Section 363 of the Bankruptcy Code), including, without limitation, any realizations by way of a Collection Action, shall be applied first to Senior Debt (in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine) until Paid in Full before any application to the Subordinated Debt.  If Proceeds of Collateral pursuant to a realization of Collateral described above shall be received by the Subordinated Creditors or any holder of any Subordinated Debt before all Senior Debt has been Paid in Full, such Proceeds shall be segregated and held in trust and forthwith paid or delivered by the Subordinated Creditors or such holder of Subordinated Debt to the Senior Creditor Representative for application to the Senior Debt in such order and manner as set forth in the Bank Credit Agreement or as the Senior Creditors shall otherwise determine).

3.18.     Perfection of Possessory Security Interests.  For the limited purpose of perfecting the security interests in those types or items of Collateral in which a security interest may be perfected by possession or control, the Subordinated Creditors and the Senior Creditors hereby appoint one another as its agent for the limited purpose of possessing or controlling on its behalf any such Collateral that may come into the possession or control of such other party from time to time, and the Subordinated Creditors and the Senior Creditors each agree to act as the other party’s agent for such limited purpose of perfecting such other party’s security interest by possession or control through an agent; provided that neither shall incur any liability to the other by virtue of acting as such other party’s agent hereunder, and either may relinquish possession or control of Collateral in accordance with the terms of the applicable Senior Debt Documents or Subordinated Debt Documents without the consent of the other, and without incurring liability to the other, except as otherwise provided herein or unless there is an express written agreement to the contrary in effect between the Senior Creditors and the Subordinated Creditors.

3.19.     Release of Liens; Release of Guarantors.  In the event that the Senior Creditors or any holders of Senior Debt are required pursuant to the terms of any Senior Debt Document to release their Liens in any of the Collateral securing the Senior Debt (other than a release required as a result of the Payment in Full of all Senior Debt) or any guaranty from any Person guaranteeing the Senior Debt, or in the event that the Senior Creditors voluntarily elect to release their Liens in any of the Collateral or any guaranty from any Person securing or guaranteeing the Senior Debt (other than in connection with the termination of any such Lien or guaranty in accordance with the terms of the relevant agreement as a result of the retirement of all Senior Debt secured or guaranteed thereby) in connection with any sale (whether consensual or forced), foreclosure, or realization upon, or release of, any such Collateral or such guarantor by the Senior Creditor Representative or the Senior Creditors during the existence of any Default, the Subordinated Creditors and the holders of the Subordinated Debt shall release, on a prompt basis (but in any event within 5 business days of receipt of a written request therefor), any Liens which they may have, if any, in such Collateral or any such guaranty which they may have from any such Person (whether or not any Subordinated Default exists or would arise as a result thereof).  In order to effectuate the foregoing, the Subordinated Creditors and the holders of the Subordinated Debt hereby agree to execute and deliver to the Senior Creditor Representative releases and terminations of the Liens in the Collateral held by (or for the benefit of) the Subordinated Creditors or any of the holders of the Subordinated Debt if and when requested by the Senior Creditor Representative.  Until the Senior Debt is Paid in Full, the Subordinated Creditors, on behalf of the holders of the Subordinated Debt, hereby irrevocably constitute and appoint the Senior Creditor Representative and any officer or agent of the Senior Creditor Representative, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Creditors or such holder of any Subordinated Debt or in the Senior Creditor Representative’s own name, from time to time in the Senior Creditor Representative’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action and to execute any and all documents and instruments which may be necessary or appropriate to accomplish the purposes of this Section, including any endorsements or other instruments of transfer or release.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, hereby irrevocably authorize the Senior Creditor Representative to prepare and record or otherwise execute and deliver any releases and terminations of the Liens in the relevant Collateral held by (or for the benefit of) the Subordinated Creditors or any holder of Subordinated Debt at any time, and to the extent, that this Agreement requires such Liens be released or terminated.  The Subordinated Creditors, on behalf of the holders of the Subordinated Debt, agree that the Senior Creditors may permit the use or consumption of Collateral by a Loan Parties free of the Lien of the Subordinated Creditors and the holders of the Subordinated Debt, in each case to the same extent that the Senior Creditors release, refrain from enforcing or permit the use or consumption of such Collateral by a Loan Party free of their own Liens, without incurring any liability to the Subordinated Creditors or any holder of Subordinated Debt.

3.20.     Collateral Records.  If any Subordinated Creditor shall receive possession or control of any Collateral Records which contain information relating to any property of any Loan Party, such Subordinated Creditor shall notify the Senior Creditor Representative that it has received such Collateral Records and shall, as promptly as practicable thereafter, make available to the Senior Creditor Representative such Collateral Records.

3.21.     UCC Notices.  In the event that any Senior Creditor shall be required by the UCC or any other applicable law to give any notice to any Subordinated Creditor or holder of Subordinated Debt, such notice shall be given in accordance with Section 9 hereof and, as between the Senior Creditors and the holders of the Senior Debt on the one hand and the Subordinated Creditors and the holders of the Subordinated Debt on the other hand, ten (10) days’ notice shall be conclusively deemed to be commercially reasonable.

Section 4.    Continued Effectiveness of this Agreement.

The terms of this Agreement, the subordinations effected hereby, and the rights and the obligations of any Loan Party, the Senior Creditor Representative, the Senior Creditors, the Subordinated Creditor Representative, and the Subordinated Creditors arising hereunder shall not be affected, modified, or impaired in any manner or to any extent by the validity or enforceability of any of the Senior Debt Documents or the Subordinated Debt Documents, or any exercise or non-exercise of any right, power, or remedy under or in respect of the Senior Debt or the Senior Debt Documents or the Subordinated Debt or the Subordinated Debt Documents.  The Subordinated Creditors and each other holder of Subordinated Debt hereby acknowledges that the provisions of this Agreement are intended to be enforceable at all times, whether before the commencement of, after the commencement of, in connection with or premised on the occurrence of a Proceeding.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before and after the commencement of a Proceeding.

Section 5.    Representations and Warranties.

5.1.      Subordinated Creditor Representations and Warranties. Each Subordinated Creditor hereby represents and warrants to the Senior Creditors as follows:

(a)  Existence and Power. Such Subordinated Creditor is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization.

(b)  Authority. Such Subordinated Creditor has the power and authority to enter into, execute, delivery, and perform the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its organizational documents.

(c)  Binding Agreements.  This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Subordinated Creditor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

(d)  Conflicting Agreements; Litigation.  No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree, or order binding on such Subordinated Creditor conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery, or performance of the terms of this Agreement by such Subordinated Creditor.  The execution, delivery, and performance of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligation to create, any lien or security interest in the property of such Subordinated Creditor pursuant to the terms of any such mortgage, indenture, contract, or agreement.  No pending or, to the best of such Subordinated Creditor’s knowledge, threatened, litigation, arbitration, or other proceeding if adversely determined would in any way prevent the performance of the terms of this Agreement by such Subordinated Creditor.

(e)  No Divestiture. Such Subordinated Creditor is the sole owner, beneficially and of record, of the Subordinated Debt held by it.

5.2.       Senior Creditor Representative Representations and Warranties. The Senior Creditor Representative hereby represents and warrants to the Subordinated Creditors as follows:

(a)      Existence and Power.  The Senior Creditor Representative is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization.

(b)      Authority.  The Senior Creditor Representative has the power and authority to enter into, execute, delivery, and perform the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its organizational documents.

(c)       Binding Agreements.  This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Senior Creditor Representative enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

(d)       Conflicting Agreements; Litigation.  No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree, or order binding on the Senior Creditor Representative conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of this Agreement by the Senior Creditor Representative.  The execution, delivery, and performance of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligation to create, any lien or security interest in the property of the Senior Creditor Representative pursuant to the terms of any such mortgage, indenture, contract, or agreement.  No pending or, to the best of the Senior Creditor Representative’s knowledge, threatened, litigation, arbitration, or other proceeding if adversely determined would in any way prevent the performance of the terms of this Agreement by the Senior Creditor Representative.

Section 6.    Cumulative Rights, No Waivers.

Each and any every right, remedy, and power granted to the Senior Creditors hereunder shall be cumulative and in addition to any other rights, remedy, or power granted herein or in the Senior Debt Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by the Senior Creditors, from time to time, concurrently or independently and as often and in such order as the Senior Creditors may deem expedient.  Any failure or delay on the part of the Senior Creditors in exercising any such right, remedy, or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the rights of the Senior Creditors thereafter to exercise the same, and any single or partial exercise of any such right, remedy, or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, or power, and no such failure, delay, abandonment, or single or partial exercise of the rights of the Senior Creditors or such holder hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

Section 7.    Amendments and Waivers.

Except as otherwise specifically provided for in this Agreement, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the holders of 66 2/3% or more of the Senior Debt then outstanding (and, if the obligations of the Senior Creditor Representative or Senior Creditor Collateral Agent are affected thereby, with the written consent of the Senior Creditor Representative and Senior Creditor Collateral Agent, as applicable) and the holders of 66 2/3% or more of the Subordinated Debt then outstanding (and, if the obligations of the Subordinated Creditor Representative are affected thereby, with the written consent of the Subordinated Creditor Representative); and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose given.  Any notice or demand given to the Subordinated Creditors by the Senior Creditor Representative, the Senior Creditors, or any holder of Senior Debt in any circumstances not specifically required hereby shall not entitle the Subordinated Creditors to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

Section 8.    Additional Documents and Actions.

The Subordinated Creditors at any time, and from time to time, after the execution and delivery of this Agreement, promptly will execute and deliver such further documents and do such further acts and things as the Senior Creditor Representative may reasonably request that may be necessary in order to effect fully the purposes of this Agreement.

Section 9.    Notices.

Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, or sent by recognized overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (Central time) or, if not, on the next succeeding business day; or (c) if delivered by overnight courier, the business day after delivery to such courier properly addressed; or (d) if by United States mail or any other means, when received by the relevant party.

Notices shall be addressed as follows:

(a)    If to the Subordinated Creditor Representative (or to the Subordinated Creditors):

Wells Fargo Preferred Capital, Inc.
123 South Broad Street, 7th Floor
MAC Y1379-075
Philadelphia, Pennsylvania  19109
Attention:     William M. Laird, Senior Vice President
Telephone:   (215) 670-6100
Facsimile:     (215) 670-6120

(b)    If to any Loan Party:

c/o World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina  29607-2532
Attention:    Chief Financial Officer
Telephone:  (864) 298-9800
Facsimile:    (864) 298-9810

(c)    If to the Senior Creditor Representative:

Bank of Montreal
111 West Monroe Street
Chicago, Illinois  60603
Attention:    Michael S. Cameli
Telephone:  (312) 461-2396
Facsimile:     (312) 765-8353

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party given in accordance with this Section 9.  A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given (provided notice transmitted by e-mail shall not constitute proper notice under this Section).

Section 10.    Severability.

In the event that any provision of this Agreement is deemed to be invalid, illegal, or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

Section 11.    Successors and Assigns.

This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Senior Creditors and holders of the Senior Debt, the Subordinated Creditors and the holders of the Subordinated Debt, and the Loan Parties party hereto.

Section 12.    Execution; Counterparts; Several Obligations.

This Agreement shall become effective on the execution hereof by WFPCI, the Borrower, and the acceptance by BMO as the Senior Creditor Representative; and it shall not be necessary for the other Senior Creditors or any other Subordinated Creditor to evidence their acceptance hereof.  This Agreement may be executed in one or more counterpart originals, which, taken together, shall constitute one fully-executed instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. The obligations of the Senior Creditors and the Subordinated Creditors are several, not joint and several.

Section 13.    Conflict.

In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant, or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

Section 14.    Headings.

The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

Section 15.    Termination.

This Agreement shall terminate upon the Payment in Full of the Senior Debt in accordance with the terms of the Senior Debt Documents.  Upon termination of this Agreement, the Senior Creditor Representative shall take such action as is reasonably requested by the Subordinated Creditors to deliver to the Subordinated Creditor Representative any Collateral in the Senior Creditor Representative’s (or its collateral agent’s or security trustee’s) possession.

Section 16.    Applicable Law.

This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law principles.

Section 17.    No Refinancing of Subordinated Debt without consent of the Senior Debt.

The Subordinated Debt may not be refinanced prior to the Senior Debt being Paid in Full unless consented to by the requisite holders of the Senior Debt.

Section 18.    Purchase Option.

18.1.  Purchase Notice.  In the event that (a) a Proceeding has commenced with respect to any Loan Party which is either a voluntary Proceeding by such Loan Party or an involuntary proceeding pursuant to which the relevant cure period in the Bank Credit Agreement has expired or for which an order for relief has been entered, (b) all or a material part of the Senior Debt is accelerated, or (c) the Senior Creditor Representative has delivered a Senior Payment Default Notice or a Senior Covenant Default Notice to the Subordinated Creditor Representative and (in the case of this clause (c)) the Purchase Notice (as defined below) is given while either (i) such Senior Payment Default Notice or Senior Covenant Default Notice still has the effect of blocking payment under Section 2.3(a) or (ii) any payment blocked under Section 2.3(a) still has not been made by the Borrower, the Subordinated Creditors shall have the option upon prior written notice by the Subordinated Creditor Representative to the Senior Creditor Representative (the “Purchase Notice”), to purchase from the Senior Creditors all of the Senior Debt (including, for purposes of this Section, all “Obligations” and all “Hedging Liability,” as such terms are defined in the Bank Credit Agreement, including amounts, if any, in excess of the Senior Debt Limit).  The Purchase Notice from the Subordinated Creditor Representative to the Senior Creditor Representative shall be irrevocable.

18.2.  Purchase Option Closing.  On the date specified by the Subordinated Creditor Representative in the Purchase Notice (which shall not be less than three (3) business days nor more than thirty (30) days after the receipt by the Senior Creditor Representative of the Purchase Notice), the Senior Creditors shall sell to the Subordinated Creditors, and the Subordinated Creditors shall purchase from the Senior Creditors, all of the Senior Debt.

18.3.  Purchase Price.  Such purchase and sale shall be made by execution and delivery by the Senior Creditors and the Subordinated Creditors of an Assignment and Assumption in the form attached to the Bank Credit Agreement.  Upon the date of such purchase and sale, the Subordinated Creditors shall (i) pay to the Senior Creditor Representative for the benefit of the holders of the Senior Debt as the purchase price therefore the full amount of all the Senior Debt then outstanding and unpaid (including principal, interest, fees, Eurodollar breakage or similar breakage amounts, and expenses, including reasonable attorneys’ fees and expenses), (ii) cash collateralize any interest rate, foreign currency, or commodity hedge agreements that have not been terminated in a manner satisfactory to the Senior Creditor Representative, (iii) agree to reimburse the Senior Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding hedge agreements as described above and any checks or other payments provisionally credited to the Senior Debt, and/or as to which the Senior Creditors have not yet received final payment, and (iv) agree to reimburse (or back by stand-by letters of credit or cash collateral in a manner satisfactory to the Senior Creditor Representative) the Senior Creditors in respect of indemnification obligations of the Loan Parties under the Senior Debt Documents as to matters or circumstances known to or determinable by Senior Creditor Representative which could reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Senior Creditors.  Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the Senior Creditors as the Senior Creditor Representative may designate in writing to the Subordinated Creditor Representative for such purpose.  Interest shall be calculated to, but shall exclude, the business day on which such purchase and sale shall occur if the amounts so paid by the Subordinated Creditors to the bank account designated by the Senior Creditor Representative are received in such bank account prior to 2:00 p.m., Chicago time, and interest shall be calculated to, and shall include, such business day if the amounts so paid by the Subordinated Creditors to the bank account designated by the Senior Creditor Representative are received in such bank account later than 2:00 p.m., Chicago time on such day.

18.4.  Nature of Sale.  Such purchase and sale shall be expressly made without representation or warranty of any kind by the Senior Creditors as to the Senior Debt or otherwise and without recourse to the Senior Creditors, except for representations and warranties as to the following (which shall be the several, not joint, representation by the relevant Senior Creditor selling the relevant portion of the Senior Debt):  (i) the notional amount of the Senior Debt being purchased (including as to the principal of and accrued and unpaid interest on such Senior Debt, fees and expenses thereof), (ii) that such Senior Creditor owns the relevant Senior Debt free and clear of any Liens created by such Senior Creditor, and (iii) such Senior Creditor has the full right and power to assign its Senior Debt and such assignment has been duly authorized by all necessary corporate action by such Senior Creditor.

Section 19.    Consent to Jurisdiction.

Each of the Subordinated Creditors, the Senior Creditors, and the Loan Parties hereto hereby consents to the non-exclusive jurisdiction of any state or federal court located within the State of Illinois or Iowa.  Each of Subordinated Creditors, the Senior Creditors, and the Loan Parties hereto expressly submits and consents to the non-exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens.  Each of Subordinated Creditors and each Loan Party hereto hereby waives personal service of any and all process and agrees that all such service of process may be made upon it by certified or registered mail, return receipt requested, addressed to Senior Creditors, Subordinated Creditors or such Loan Party at its address set forth in this Agreement and service so made shall be complete 10 days after the same has been posted.

Section 20.    Waiver of Jury Trial.

Each of the Subordinated Creditors, the Senior Creditors, and the Loan Parties hereto hereby waives their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  Each of Subordinated Creditors, the Senior Creditors, and the Loan Parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings.  Each of Subordinated Creditors, the Senior Creditors, and the Loan Parties hereto warrants and represents that each has had the opportunity of reviewing this jury waiver with legal counsel, and that each knowingly and voluntarily waives its jury trial rights.

[Signature Pages to Follow]

In Witness Whereof, the Subordinated Creditors identified below, the Borrower, and the Senior Creditor Representative have caused this Agreement to be executed as of the date first above written.

Subordinated Creditor Representative and the initial Subordinated Creditor

Wells Fargo Preferred Capital, Inc.

By
Name
Title

Senior Creditor Representative

Bank of Montreal, Chicago Branch

By
Michael S. Cameli, Director

Senior Creditor Collateral Agent for the Senior Creditors

Harris N.A.

By
Michael S. Cameli, Vice President

Borrower

World Acceptance Corporation

By
Name:
Title:

Other Loan Parties

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Corporation of South Carolina
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Corporation of Kentucky
WFC Services, Inc., a South Carolina corporation
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
World Finance Corporation of Texas

By
A. Alexander McLean, III
Its Chief Executive Officer

WFC Limited Partnership

By	WFC of South Carolina, Inc., as sole general partner

By
A. Alexander McLean, III
Its Chief Executive Officer